Exhibit (1)(c)

                        THE WRIGHT EQUIFUND EQUITY TRUST

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                              Amended and Restated
                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value
                                  July 31, 1997

         WHEREAS, pursuant to an Amended and Restated Establishment and Designation of Series dated March 18, 1997, the Trustees of The Wright EquiFund Equity Trust, a Massachusetts business trust (the "Trust"), redesignated the shares of beneficial interest of the Trust into twenty separate series (or Funds); and

         WHEREAS, the Trustees now desire to change the name of one of its existing series, i.e., Wright EquiFund-Hong Kong, to Wright EquiFund-Hong Kong/China pursuant to Section 1A of Article VI of the Declaration of Trust.

         NOW, THEREFORE, the undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of the Trust acting pursuant to Section 1A of Article VI of the Declaration of Trust, hereby redivide the shares of beneficial interest of the Trust into twenty (20) separate series (or Funds) of the Trust, each Fund to have the following special and relative rights:

         1.   The Funds shall be designated as follows effective July 31, 1997:

                   Wright EquiFund-Australasia
                   Wright EquiFund-Austria
                   Wright EquiFund-Belgium/Luxembourg
                   Wright EquiFund-Britain
                   Wright EquiFund-Canada
                   Wright EquiFund-France
                   Wright EquiFund-Germany
                   Wright EquiFund-Global
                   Wright EquiFund-Country Strategy
                   Wright EquiFund-Hong Kong/China
                   Wright EquiFund-International
                   Wright EquiFund-Ireland
                   Wright EquiFund-Italian
                   Wright EquiFund-Japan
                   Wright EquiFund-Mexico
                   Wright EquiFund-Netherlands
                   Wright EquiFund-Nordic
                   Wright EquiFund-Spanish
                   Wright EquiFund-Switzerland
                   Wright EquiFund-United States

     2. Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Fund ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Fund shall be entitled to vote and shall represent a prorata

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beneficial  interest in the assets  allocated to that Fund, all as provided in the Declaration of Trust. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of that Fund upon liquidation of that Fund.

     3. Shareholders of each Fund shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended.

     4. The assets and liabilities of the Trust shall be allocated among the above referenced Funds as set forth in Section 1A of Article VI of the Declaration of Trust, except as provided below.

              (a) Costs  incurred  by each Fund in  connection  with its initial organization and start-up, including Federal and state registration and qualification fees and expenses of the initial offering of such Fund shares, shall (if applicable) be borne by such Fund and deferred and amortized over the five year period beginning on the date that such Fund commences operations.

              (b) The liabilities, expenses, costs, charges or reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Fund shall be allocated among the Funds on an equitable basis as determined by the Trustees.

              (c) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the Funds.

     5. A majority of the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Fund now or hereafter created, or to otherwise change the special and relative rights of any such Fund, and to terminate any Fund or add additional Funds as provided in the Declaration of Trust.


/s/ Peter M. Donovan                             /s/ A.M. Moody, III
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Peter M. Donovan                                 A. M. Moody, III


/s/ H. Day Brigham, Jr.                          /s/ Lloyd F. Pierce
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H. Day Brigham, Jr.                              Lloyd F. Pierce


/s/ Winthrop S. Emmet                            /s/ Richard E. Taber
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Winthrop S. Emmet                                Richard E. Taber


/s/ Leland Miles                                 /s/ Raymond Van Houtte
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Leland Miles                                     Raymond Van Houtte